EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
July 21, 2016	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports June 30, 2016 Quarterly and Six Months Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and six months ended June 30, 2016.

2016 Second Quarter Highlights

•	Solid earnings performance with growth in net income, earnings per share, as well as returns on average assets and average equity
•	Increase in pre-tax, pre-provision operating earnings by $540,000 compared with linked 2016 first quarter results
•	Strong loan growth as we increased our loans-held-for-investment by $29.8 million
•	Improvement in asset quality metrics with lower levels of past due and non-performing loans
•	Continued deposit growth with strong increase in non-interest bearing deposits
•	Expansion of our net interest margin
•	Increased quarterly cash dividend payment rate to $0.03 per share, a 20% increase

Net Income. Net income for the second quarter of 2016 was $1.6 million or $0.17 per diluted common share and compares favorably to the $1.5 million or $0.15 per diluted common share and $1.2 million or $0.12 per diluted common share of net income generated during the linked 2016 first quarter and the comparative prior year quarter, respectively. The improvement in quarterly net income is primarily attributable to an increase in net interest income, reflecting the impact of strong loan growth over the past twelve months.

The Company showed significant improvement in pre-tax, pre-provision operating earnings for the quarter ended June 30, 2016. Pre-tax, pre-provision operating earnings, which excludes certain revenue and expense items as shown on the accompanying table of Supplemental Financial Data, was $2.5 million for the current quarter compared to $2.0 million for the quarter ended March 31, 2016 and $1.8 million for the comparative quarter ended June 30, 2015.

The Company generated net income of $3.1 million for the first six months of 2016 or $0.32 per diluted common share compared to $1.9 million or $0.20 per diluted common share earned during the first six months of 2015. Earnings for the current six month period were positively impacted by increases in net interest income and non-interest income, as well as lower non-interest expenses, while being partially offset by an increase in the provision for loan losses associated with the strong loan portfolio growth. During the first quarter of 2015, the Bank incurred $425,000 of pre-tax one-time transaction expenses associated with acquiring nine branch offices.

Bruce Elder, President and CEO, commented, “When we expanded our geographic franchise footprint in December 2014 through a branch acquisition transaction, we realized that it would take time to leverage the personnel, facilities and low-cost deposits we acquired. As of the quarter ended June 30, 2016, we have created shareholder value by generating pre-tax, pre-provision operating earnings in excess of those levels achieved for the quarter ended immediately preceding the branch acquisition. As we continue to grow our earning asset base, further diversify our sources of non-interest income and improve operating efficiency, our earnings potential should show progress toward high performance.”

Mr. Elder commented further, “During the quarter ended June 30, 2016, we were pleased to increase our quarterly dividend payment rate by 20% to $0.03 per share. Our dividend payments for the first six months of 2016 represent a 17% payout ratio of diluted earnings per share. The Board of Directors’ decision to increase the quarterly dividend rate reflects the Company’s strong capital position, improved financial performance and confidence in the Company’s future.”

Net Interest Income. Net interest income for the 2016 second quarter increased to $8.1 million, from $7.8 million for the linked 2016 first quarter and $7.2 million for the 2015 second quarter. Net interest income for the first six months of 2016 increased to $15.9 million, from $14.2 million for the comparative prior year six month period. The tax equivalent net interest margin improved 10 basis points to 3.76% for the 2016 second quarter, from 3.66% for the linked 2016 first quarter, and improved 9 basis points when compared to the 3.67% for the 2015 second quarter. The improvement in the tax-equivalent net interest margin is due to a significant change in the mix of our earning assets over comparative periods as we have replaced lower yielding investments with higher yielding loans. On the liability side of the balance sheet, while we continue to seek expansion of our non-maturity deposit base, we have also taken steps to protect the Company from a rising rate environment by adding some longer-term funding.

Growth and changes in the mix of our earning asset base positively impacted net interest income as well as the net interest margin for the first six months of 2016 when compared to the first six months of 2015. Net interest income increased by $1.6 million and the net interest margin improved 7 basis points over the comparative prior year six month period. During this same comparative period average earning assets increased $68.6 million and the percentage of average loans outstanding to total average earning assets increased to 73.1% from 61.9%.

Asset Quality and Provision for Credit Losses. Total nonperforming assets were $8.3 million, or 0.87% of total assets at June 30, 2016, compared to $9.4 million or 1.0% of total assets at December 31, 2015, and $11.6 million or 1.3% of total assets at June 30, 2015. Total loans in non-accrual status were $2.6 million at June 30, 2016, compared to $3.2 million at December 31, 2015 and $4.3 million at June 30, 2015. Our level of other real estate owned (OREO) declined to $5.5 million at June 30, 2016, from $6.1 million at December 31, 2015 and $7.0 million at June 30, 2015. Management and the Board of Directors believe that improving asset quality is a key driver of stock price performance and increased overall shareholder value.

The allowance for loan and lease losses (ALLL) was $8.3 million at June 30, 2016, representing 1.25% of loans and leases held for investment, compared to $7.9 million at December 31, 2015, or 1.30% of loans and leases held for investment, and $7.4 million at June 30, 2015, or 1.35% of loans and leases held for investment. The Bank recorded $325,000 of provision for credit losses in the 2016 second quarter, $225,000 in the linked 2016 first quarter, and $140,000 in the comparative 2015 second quarter. For the six months ended June 30, 2016, the Bank recorded $550,000 of provision for credit losses, compared to $140,000 in the first six months of 2015. Management believes the Company is adequately reserved for potential future credit losses.

Non-Interest Income. Total non-interest income was $3.5 million for the 2016 second quarter, compared to $3.6 million for both the linked 2016 first quarter and the 2015 second quarter.

Deposit fees and service charges were $1.9 million for the 2016 second quarter and represented 54.4% of total non-interest income. The Company generated $1.9 million of deposit fees and service charges for the linked 2016 first quarter and $2.1 million in the comparative 2015 second quarter.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees increased to $842,000 for the 2016 second quarter, compared to $648,000 in the linked 2016 first quarter and $877,000 for the 2015 second quarter. We continue to explore various strategies to enhance our non-interest income from the mortgage business, including the potential purchase of mortgage servicing rights.

Sales of OREO resulted in a net loss of $14,000 and $12,000, respectively, for the 2016 second quarter and the linked 2016 first quarter, compared to a net gain of $27,000 for the 2015 second quarter, as the Bank continues its efforts to reduce its level of nonperforming assets.

Net gains from investment securities sales were $184,000 for the 2016 second quarter, compared to $284,000 for the linked 2016 first quarter and $201,000 for the 2015 second quarter. During the 2016 second quarter and linked 2016 first quarter, we sold $9.8 million and $30.4 million, respectively, of investment securities primarily to fund net growth in our loan portfolio.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $142,000 for the 2016 second quarter, compared to $135,000 for the linked 2016 first quarter and $128,000 for the 2015 second quarter.

Other non-interest income also includes Small Business Administration (SBA) related revenue of $142,000 for the 2016 second quarter and $144,000 for the 2016 first quarter. While the Bank has originated SBA loans in prior years, we began the process of actively selling and servicing these credits during 2016.

Total core non-interest income, excluding net gains from securities and OREO sales, has remained relatively constant at $3.4 million for the 2016 second quarter, $3.3 million for the linked 2016 first quarter and $3.4 million for the comparative 2015 second quarter, primarily due to the consistency of deposit fees and service charges.

For the first six months of 2016, total non-interest income increased to $7.1 million, from $6.8 million for the first six months of 2015. Fees and service charges on deposits were $3.8 million for the first six months of 2016, compared to $4.0 million for the six months ended June 30, 2015. Revenue generated from the sale and servicing of mortgage loans and loan fees remained consistent at $1.5 million for the first six months of 2016 and 2015. Gains realized from the sale of investment securities were $467,000 and $451,000 for the first six months of 2016 and 2015, respectively. The Bank recognized a net loss of $26,000 and a net gain of $73,000 on the disposal of OREO during the first six months of 2016 and 2015, respectively. BOLI earnings increased to $277,000 for the first six months of 2016, from $254,000 for the first six months of 2015.

Non-Interest Expense Total non-interest expense has remained stable with $9.0 million for the 2016 second quarter, $9.1 million for the linked 2016 first quarter, and $9.0 million for the 2015 second quarter. For the first six months of 2016, total non-interest expense was $18.2 million, compared to $18.3 million reported in the first six months of 2015.

Compensation and benefit expenses, the largest component of non-interest expenses, were $4.9 million for the 2016 second quarter, compared to $5.0 million for the linked 2016 first quarter and $4.8 million for the 2015 second quarter. For the first six months of 2016, compensation expense increased to $10.0 million, from $9.5 million for the first six months of 2015. Expenses in the first six months of 2016 included severance costs associated with branch consolidations during the period. The Bank will continue to manage overall staffing levels to ensure we meet the ongoing needs of our customers and support future growth.

FDIC insurance premiums were $161,000 for the 2016 second quarter, compared to $162,000 for the linked 2016 first quarter and $149,000 for the 2015 second quarter. For the first six months of 2016, FDIC insurance was $322,000, compared to $282,000 for the first six months of 2015. The increase in FDIC insurance premiums was due to the growth in our balance sheet.

Premises and equipment expense remained stable at $1.4 million for both the 2016 second quarter, the linked 2016 first quarter and $1.3 million for the 2015 second quarter. For the first six months of 2016, premises and equipment expense was $2.8 million, compared to $2.7 million for the first six months of 2015. During the first six months of 2016 the Bank consolidated three existing branches into nearby locations. Occupancy expense for the 2016 period includes the retirement of certain leasehold improvements and other fixed assets at locations that were consolidated and closed. We will continue to explore opportunities to gain efficiency and performance improvement from our branch network.

Advertising expense was $229,000 for the 2016 second quarter, compared to $188,000 for the linked 2016 first quarter and $217,000 for the 2015 second quarter. For the first six months of 2016, advertising expense increased to $417,000, from $380,000 for the first six months of 2015. The Bank continues to invest in building our brand awareness throughout our expanded footprint with additional marketing efforts.

Data processing costs declined to $750,000 for the 2016 second quarter, from $796,000 for the linked 2016 first quarter, and $880,000 for the comparative 2015 second quarter. For the first six months of 2016, data processing expense declined to $1.5 million, from $2.0 million for the first six months of 2015. Data processing expense for 2015 included $173,000 of one-time expenses associated with a branch acquisition transaction.

Total amortization of intangible assets, including mortgage servicing rights and identifiable intangible assets, was $134,000 for the 2016 second quarter, compared to $132,000 for the linked 2016 first quarter and $130,000 for the 2015 second quarter. For the first six months of 2016, amortization of intangible assets was $265,000, compared to $257,000 for the first six months of 2015.

Expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties were $110,000 for the 2016 second quarter, compared to $86,000 for the linked 2016 first quarter and $115,000 for the 2015 second quarter. For the first six months of 2016, OREO related expenses were $196,000, compared to $278,000 for the first six months of 2015. Management continuously analyzes the carrying value of OREO and makes valuation adjustments as necessary. Quarterly valuation adjustments for the current, linked and comparative prior year quarters are $103,000, $7,000 and $41,000, respectively and valuation adjustments for the six-month periods ended June 20, 2016 and 2015 are $110,000 and $86,000, respectively.

Other non-interest expense declined to $1.2 million for the 2016 second quarter, from $1.3 million for the linked 2016 first quarter, and $1.4 million for the 2015 second quarter. As previously mentioned, during the first quarter of 2016, the Bank consolidated three existing branches into nearby locations. Two of these locations were leased and the third was owned. In the first quarter of this year the Bank entered into a contract to sell the owned location and realized an $85,000 pre-tax loss during the period as a result. For the first six months of 2016, other non-interest expense declined to $2.6 million from $2.8 million for the first six months of 2015.

Income tax expense increased to $665,000 for the 2016 second quarter, from $574,000 for the linked 2016 first quarter and $486,000 for the 2015 second quarter. For the first six months of 2016, income tax expense increased to $1.2 million, from $742,000 for the first six months of 2015. The effective income tax rates were 29.20% for the 2016 second quarter, 28.20% for the linked 2016 first quarter and 29.62% for the comparative 2015 second quarter. The effective income tax rates were 28.72% and 28.32% for the respective 2016 and 2015 six month periods.

Balance Sheet. Total assets increased to $961.5 million at June 30, 2016, from $946.3 million at December 31, 2015. The increase is attributable to strong growth in the loan and lease portfolio, partially offset by the sale of investment securities and a reduction in interest-bearing deposits with banks to help fund the increased level of loans outstanding.

Loans and leases held for investment grew by $61.8 million during the first six months of 2016. As a result of this net growth, total loans and leases held for investment increased to $668.8 million at June 30, 2016, from $607.0 million at December 31, 2015. Loans held for sale increased to $5.3 million at June 30, 2016, from $3.9 million at December 31, 2015. The loan to deposit ratio has steadily improved from 75.30% at December 31, 2015 to 81.66% at June 30, 2016.

The investment securities portfolio and interest-bearing deposits declined to $216.7 million at June 30, 2016, from $267.4 million at December 31, 2015. This reduction was the result of cash flows from scheduled amortization and maturities, as well as sales of securities, with the proceeds used to support growth in loans outstanding.

The Bank’s investment in BOLI increased to $17.8 million at June 30, 2016, from $15.6 million at December 31, 2015. The investment returns from the BOLI are utilized to offset a portion of the cost of providing benefits to our employees.

Total deposits increased to $825.5 million at June 30, 2016, from $811.3 million at December 31, 2015. Total non-maturity deposits grew to $561.6 million at June 30, 2016, from $551.3 million at December 31, 2015. In addition, total certificates of deposit increased to $263.8 million at June 30, 2016, from $260.0 million at December 31, 2015.

Stockholders' equity increased by $5.2 million to $87.3 million at June 30, 2016, from $82.2 million at December 31, 2015. This increase primarily reflects the $3.1 million of net income earned for the first six months of 2016 and a $2.6 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $522,000 of dividends declared.

The tangible equity to assets ratio increased to 8.46% at June 30, 2016, from 8.04% at December 31, 2015. The tangible book value per common share increased to $8.57 at June 30, 2016, from $8.02 at December 31, 2015.

Key Performance Ratios. Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA was 0.68% for the 2016 second quarter, compared with 0.63% for the linked 2016 first quarter and 0.53% for the 2015 second quarter. ROE was 7.55% for the 2016 second quarter compared with 6.97% for the linked 2016 first quarter and 5.66% for the 2015 second quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 77.59% for the 2016 second quarter, from 80.74% for the linked 2016 first quarter, and 83.71% for the 2015 second quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

Corporate and Investor Information. First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 30 full service branch offices located throughout eastern and central North Carolina. First South Bank is a wholly-owned subsidiary of First South Bancorp, Inc.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements. Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures. This press release and the accompanying Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2016	2015
Assets	(Unaudited)

Cash and due from banks	$24,376,456	$19,425,747
Interest-bearing deposits with banks	16,357,259	18,565,521
Investment securities available-for-sale, at fair value	199,855,361	248,294,725
Investment securities held-to-maturity	509,036	508,456
Mortgage loans held for sale	5,251,714	3,943,798

Loans and leases held for investment	668,842,905	607,014,247
Allowance for loan and lease losses	(8,338,244)	(7,866,523)
Net loans and leases held for investment	660,504,661	599,147,724

Premises and equipment, net	11,671,166	13,664,937
Assets held for sale	192,720	-
Other real estate owned	5,540,672	6,125,054
Federal Home Loan Bank stock, at cost	2,317,500	2,369,300
Accrued interest receivable	3,141,824	2,874,506
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,272,952	1,265,589
Identifiable intangible assets	1,753,350	1,895,514
Bank-owned life insurance	17,795,206	15,635,140
Prepaid expenses and other assets	6,720,669	8,348,385

Total assets	$961,479,122	$946,282,972

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$177,281,556	$169,545,849
Interest bearing demand	242,206,763	246,376,521
Savings	142,151,162	135,369,668
Large denomination certificates of deposit	118,773,827	116,299,196
Other time deposits	145,049,086	143,730,993
Total deposits	825,462,394	811,322,227

Borrowings	32,500,000	37,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,880,159	5,479,971
Total liabilities	874,152,553	864,112,198

Common stock, $.01 par value, 25,000,000 shares authorized;
9,493,776 and 9,489,222 shares outstanding, respectively	94,938	94,892
Additional paid-in capital	35,978,994	35,936,911
Retained earnings	46,241,836	43,691,073
Accumulated other comprehensive income	5,010,801	2,447,898
Total stockholders' equity	87,326,569	82,170,774

Total liabilities and stockholders' equity	$961,479,122	$946,282,972

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$7,642,097	$6,260,775	$14,833,692	$12,195,294
Interest on investments and deposits	1,356,030	1,639,763	2,836,282	3,469,740
Total interest income	8,998,127	7,900,538	17,669,974	15,665,034

Interest expense:
Interest on deposits	697,426	562,241	1,366,702	1,131,989
Interest on borrowings	58,711	7,421	131,797	7,516
Interest on junior subordinated notes	141,578	141,578	281,617	280,078
Total interest expense	897,715	711,240	1,780,116	1,419,583

Net interest income	8,100,412	7,189,298	15,889,858	14,245,451
Provision for credit losses	325,000	140,000	550,000	140,000
Net interest income after provision for credit losses	7,775,412	7,049,298	15,339,858	14,105,451

Non-interest income:
Deposit fees and service charges	1,931,050	2,102,664	3,838,457	3,974,859
Loan fees and charges	138,649	63,088	195,634	116,236
Mortgage loan servicing fees	273,689	304,705	507,689	543,447
Gain on sale and other fees on mortgage loans	568,403	572,549	982,264	957,533
Gain (loss) on sale of other real estate, net	(14,315)	27,349	(26,484)	73,216
Gain on sale of investment securities	183,955	201,157	467,470	451,938
Other income	466,798	344,675	1,159,085	678,820
Total non-interest income	3,548,229	3,616,187	7,124,115	6,796,049

Non-interest expense:
Compensation and fringe benefits	4,944,984	4,806,350	9,984,939	9,539,972
Federal deposit insurance premiums	160,525	148,639	322,134	281,882
Premises and equipment	1,380,675	1,290,526	2,754,484	2,664,453
Advertising	229,434	216,967	417,253	379,651
Data processing	749,731	879,576	1,546,217	1,986,421
Amortization of intangible assets	133,571	129,610	265,099	257,069
Other real estate owned expense	212,883	156,849	306,557	363,591
Other	1,235,090	1,397,461	2,556,137	2,807,183
Total non-interest expense	9,046,893	9,025,978	18,152,820	18,280,222

Income before income tax expense	2,276,748	1,639,507	4,311,153	2,621,278
Income tax expense	664,734	485,609	1,238,345	742,303

NET INCOME	$1,612,014	$1,153,898	$3,072,808	$1,878,975

Per share data:
Basic earnings per share	$0.17	$0.12	$0.32	$0.20
Diluted earnings per share	$0.17	$0.12	$0.32	$0.20
Dividends per share	$0.030	$0.025	$0.055	$0.050
Average basic shares outstanding	9,493,776	9,526,656	9,492,489	9,548,393
Average diluted shares outstanding	9,519,565	9,546,235	9,517,248	9,568,257

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$961,479	$940,108	$946,283	$913,368	$899,390	$961,479	$899,390

Loans held for sale:	$5,252	$2,490	$3,944	$4,029	$6,171	$5,252	$6,171

Loans held for investment (HFI):
Mortgage	$73,100	$73,412	$71,866	$71,148	$68,812	$73,100	$68,812
Commercial	510,678	482,779	454,877	419,784	399,734	510,678	399,734
Consumer	66,138	64,521	63,036	61,934	62,265	66,138	62,265
Leases	18,927	18,333	17,235	14,438	12,825	18,927	12,825
Total loans held for investment	668,843	639,045	607,014	567,304	543,636	668,843	543,636
Allowance for loan and lease losses	(8,338)	(8,135)	(7,867)	(7,570)	(7,364)	(8,338)	(7,364)
Net loans held for investment	$660,505	$630,910	$599,147	$559,734	$536,272	$660,505	$536,272

Cash & interest bearing deposits	$40,734	$36,115	$37,991	$42,686	$36,600	$40,734	$36,600
Investment securities	200,364	213,520	248,803	248,861	260,628	200,364	260,628
Premises and equipment	11,671	12,144	13,665	15,290	15,246	11,671	15,246
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	1,753	1,824	1,896	1,967	2,039	1,753	2,039
Mortgage servicing rights	1,273	1,247	1,266	1,229	1,213	1,273	1,213

Deposits:
Non-interest checking	$177,281	$164,244	$169,546	$157,609	$158,929	$177,281	$158,929
Interest checking	170,153	171,323	173,934	167,673	169,736	170,153	169,736
Money market	72,054	73,000	72,442	68,443	69,646	72,054	69,646
Savings	142,151	146,255	135,370	133,570	131,078	142,151	131,078
Certificates	263,823	263,845	260,030	256,016	243,480	263,823	243,480
Total deposits	$825,462	$818,667	$811,322	$783,311	$772,869	$825,462	$772,869

Borrowings	$32,500	$21,500	$37,000	$33,000	$32,000	$32,500	$32,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	87,327	84,179	82,171	81,623	79,687	87,327	79,687

Consolidated earnings summary:
Interest income	$8,998	$8,672	$8,569	$8,217	$7,901	$17,670	$15,665
Interest expense	898	882	841	794	712	1,780	1,420
Net interest income	8,100	7,790	7,728	7,423	7,189	15,890	14,245
Provision for credit losses	325	225	325	335	140	550	140
Noninterest income	3,548	3,576	3,736	3,766	3,616	7,124	6,796
Noninterest expense	9,046	9,106	9,087	9,007	9,026	18,153	18,280
Income before taxes	2,277	2,035	2,052	1,847	1,639	4,311	2,621
Income tax expense	665	574	484	610	485	1,238	742
Net income	$1,612	$1,461	$1,568	$1,237	$1,154	$3,073	$1,879

Per Share Data:
Basic earnings per share	$0.17	$0.15	$0.17	$0.13	$0.12	$0.32	$0.20
Diluted earnings per share	$0.17	$0.15	$0.16	$0.13	$0.12	$0.32	$0.20
Dividends per share	$0.030	$0.025	$0.025	$0.025	$0.025	$0.055	$0.050
Book value per share	$9.20	$8.87	$8.66	$8.60	$8.38	$9.20	$8.38
Tangible book value per share	$8.57	$8.23	$8.02	$7.95	$7.73	$8.57	$7.73

Average basic shares	9,493,776	9,491,201	9,489,222	9,500,885	9,526,656	9,492,489	9,548,393
Average diluted shares	9,519,565	9,514,797	9,513,916	9,520,943	9,546,235	9,517,248	9,568,257

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.17%	4.07%	4.03%	4.01%	4.02%	4.12%	4.00%
Cost of interest bearing liabilities	0.52%	0.52%	0.49%	0.48%	0.45%	0.52%	0.45%
Net interest spread	3.64%	3.55%	3.54%	3.53%	3.57%	3.60%	3.55%
Net interest margin	3.76%	3.66%	3.64%	3.63%	3.67%	3.71%	3.64%
Avg earning assets to total avg assets	92.38%	92.20%	92.19%	91.65%	91.33%	92.29%	91.30%

Return on average assets (annualized)	0.68%	0.63%	0.67%	0.54%	0.53%	0.66%	0.43%
Return on average equity (annualized)	7.55%	6.97%	7.52%	5.99%	5.66%	7.26%	4.64%
Efficiency ratio	77.59%	80.74%	81.41%	82.26%	83.71%	79.14%	87.39%

Average assets	$947,761	$938,702	$930,978	$904,017	$877,480	$943,232	$878,349
Average earning assets	$875,529	$865,463	$858,243	$828,538	$801,396	$870,496	$801,892
Average equity	$85,927	$84,265	$82,713	$81,975	$81,799	$85,096	$81,622

Equity/Assets	9.08%	8.95%	8.68%	8.94%	8.86%	9.08%	8.86%
Tangible Equity/Assets	8.46%	8.31%	8.04%	8.26%	8.16%	8.46%	8.16%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$555	$945	$985	$799	$990	$555	$990
Non-Earning	1,075	895	710	964	806	1,075	806
Total Non-TDR nonaccrual loans	$1,630	$1,840	$1,695	$1,763	$1,796	$1,630	$1,796
TDR nonaccrual loans
Current TDRs	$706	$847	$1,343	$1,250	$1,065	$706	$1,065
Past Due TDRs	250	154	159	463	1,459	250	1,459
Total TDR nonaccrual loans	$956	$1,001	$1,502	$1,713	$2,524	$956	$2,524
Total nonaccrual loans	$2,586	$2,841	$3,197	$3,476	$4,320	$2,586	$4,320
Loans >90 days past due, still accruing	218	153	115	183	248	218	248
Other real estate owned	5,541	5,956	6,125	6,506	7,009	5,541	7,009
Total nonperforming assets	$8,345	$8,950	$9,437	$10,165	$11,577	$8,345	$11,577

Allowance for loan and lease losses to
loans held for investment	1.25%	1.27%	1.30%	1.33%	1.35%	1.25%	1.35%

Net charge-offs (recoveries)	$122	$(44)	$28	$129	$(21)	$78	$296
Net charge-offs (recoveries) to total loans	0.02%	-0.01%	0.00%	0.02%	0.00%	0.01%	0.05%
Total nonaccrual loans to total loans HFI	0.39%	0.44%	0.53%	0.61%	0.79%	0.39%	0.79%
Total nonperforming assets to total assets	0.87%	0.95%	1.00%	1.11%	1.29%	0.87%	1.29%
Total loans to total deposits	81.66%	78.36%	75.30%	72.94%	71.14%	81.66%	71.14%
Total loans to total assets	70.11%	68.24%	64.56%	62.55%	61.13%	70.11%	61.13%
Loans serviced for others	$292,222	$293,548	$297,494	$297,764	$300,801	$292,222	$300,801

Reconciliation of Non-GAAP Measures:
Pre-tax pre-provision operating
earnings (non-GAAP):
Income before taxes (GAAP)	$2,277	$2,035	$2,052	$1,847	$1,639	$4,311	$2,621
Provision for credit losses	325	225	325	335	140	550	140
Pre-tax pre-provision net income	2,602	2,260	2,377	2,182	1,779	4,861	2,761
Securities (gains) losses, net	(184)	(284)	(463)	(503)	(201)	(467)	(452)
OREO valuations	103	7	100	10	41	110	86
OREO (gains) losses, (net)	14	12	(30)	63	(27)	26	(73)
Pre-tax pre-provision operating
earnings (non-GAAP)	$2,535	$1,995	$1,984	$1,752	$1,592	$4,530	$2,322